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                           UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549


                           SCHEDULE 13G

            Under the Securities Exchange Act of 1934

                         (Amendment No. 1)*

                     COPPER VALLEY MINERALS LTD.
______________________________________________________________________
                         (Name of Issuer)

             COMMON STOCK, $0.001 PER SHARE PAR VALUE
______________________________________________________________________
                  (Title of Class of Securities)

                           217581 10 1
               ______________________________________
                          (CUSIP Number)


                        SEPTEMBER 26, 2001
______________________________________________________________________
     (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        [_]  Rule 13d-1(b)

                        [_]  Rule 13d-1(c)

                       [ X ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)                            Page 1 of 4

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CUSIP No. 217581 10 1
______________________________________________________________________

1.    Names of Reporting Persons
      I.R.S. Identification Nos. of above persons (entities only).:

      J. STEPHEN BARLEY
______________________________________________________________________


2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)  [_]

      (b)  [_]

______________________________________________________________________

3.    SEC Use Only:
______________________________________________________________________


4.    Citizenship or Place of Organization:   CANADA

______________________________________________________________________

Number of        5.   Sole Voting Power:              NIL SHARES
Shares Bene-
                     __________________________________________________
finically by
Owned by Each    6.   Shared Voting Power:         NOT APPLICABLE
Reporting
                     __________________________________________________

Person With:
                 7.    Sole Dispositive Power:      NIL SHARES
                     __________________________________________________

                 8.    Shared Dispositive Power:    NOT APPLICABLE
______________________________________________________________________

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  NIL SHARES

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):

     NOT APPLICABLE

11.  Percent of Class Represented by Amount in Row (9):      0.0%

______________________________________________________________________

12.  Type of Reporting Person (See Instructions)

______________________________________________________________________

                      IN
______________________________________________________________________


______________________________________________________________________


______________________________________________________________________


______________________________________________________________________

                           Page 2 of  4

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CUSIP No. 217581 10 1
______________________________________________________________________

Item 1.

      (a)  Name of Issuer:  COPPER VALLEY MINERALS LTD.

      (b)  Address of Issuer's Principal Executive Offices:

           2060 Gisby Street, West Vancouver, BC, Canada  V7V 4N3

Item 2.

      (a)  Name of Person Filing:  J. STEPHEN BARLEY

      (b)  Address of Principal Business Office or, if none, Residence:

           2060 Gisby Street, West Vancouver, BC, Canada  V7V 4N3

      (c)  Citizenship:  CANADIAN

      (d)  Title of Class of Securities:  COMMON STOCK,
                                          $0.001 PER SHARE PAR VALUE

      (e)  CUSIP Number:   217581 10 1

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
      (a)   [_]   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).
      (b)   [_]   Bank as defined in section 3(a)(6) of the Act (15
                  U.S.C. 78c).
      (c)   [_]   Insurance company as defined in section 3(a)(19) of the
                  Act (15 U.S.C. 78c).
      (d)   [_]   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).
      (e)   [_]   An investment adviser in accordance with Section 240.13d-
                  1(b)(1)(ii)(E):
      (f)   [_]   An employee benefit plan or endowment fund in accordance
                  with Section 240.13d-1(b)(1)(ii)(F):
      (g)   [_]   A parent holding company or control person in accordance
                  with Section 240.13d-1(b)(1)(ii)(G):
      (h)   [_]   A savings associations as defined in Section 3(b) of
                  the Federal Deposit Insurance Act
                  (12 U.S.C. 1813):
      (i)   [_]   A church plan that is excluded from the definition of
                  an investment company under section 3(c)(14) of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-3):
      (j)   [_]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)   Amount Beneficially owned: NIL SHARES
(b)   Percent of Class:      0.0%
(c)   Number of shares as to which the person has:
      (i)   Sole power to vote or to direct the vote:               NIL SHARES
     (ii)   Shared power to vote or to direct the vote:             N/A
    (iii)   Sole power to dispose or to direct the disposition of:  NIL SHARES
     (iv)   Shared power to dispose or to direct the disposition of:N/A

                               Page 3 of 4

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CUSIP No. 217581 10 1
______________________________________________________________________

Item 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

NOT APPLICABLE

Item 8  Identification and Classification of Members of the Group

NOT APPLICABLE

Item 9.  Notice of Dissolution of Group

NOT APPLICABLE

Item 10.  Certification

NOT APPLICABLE



                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       OCTOBER 4, 2001
                                       _________________________________________
                                                         Date

                                       /s/ J. STEPHEN BARLEY
                                       _________________________________________
                                                       Signature

                                       J. STEPHEN BARLEY, PRESIDENT

                                       _________________________________________
                                                       Name/Title



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